Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact: Steve Trapnell (717) 291-2739 strapnell@fultonbank.com

Fulton Financial Corporation Names Anthony L. Cossetti

as EVP, Chief Accounting Officer and Controller

September 22, 2021 — LANCASTER, PA — Fulton Financial Corporation (NASDAQ: FULT) announced today that industry veteran Anthony L. Cossetti has joined the company as Executive Vice President, Chief Accounting Officer and Controller.

Cossetti will be responsible for overseeing the company’s SEC reporting, bank regulatory reporting and all operational accounting functions.

Cossetti has more than 27 years of financial and accounting experience, including more than 18 years of experience in the banking industry. He joins Fulton from Title Alliance Ltd., a title insurance company based in Media, PA, where he served as Director of Finance. He had formerly served as Senior Vice President, Corporate Treasurer for Beneficial Bancorp Inc. in Philadelphia, and has also held senior finance roles at Unity Bancorp Inc., Clinton, NJ; Sovereign Bank, Wyomissing, PA; and MBNA America, N.A., Wilmington, DE.

Cossetti currently serves as a Finance Committee member for the National Board of Osteopathic Medical Examiners, where he was previously an Audit Committee member. He also served as an Advisory Board member to the Federal Home Loan Bank of Pittsburgh.

A Certified Public Accountant, Cossetti earned a Bachelor of Science Degree in Accounting from La Salle University.

Cossetti assumes the Chief Accounting Officer and Principal Accounting Officer role from Mark R. McCollom, who had been serving on an interim basis. McCollom is Senior Executive Vice President and Chief Financial Officer, and Cossetti reports to him.

Fulton Financial Corporation, a $26 billion Lancaster, Pa.-based financial holding company, has approximately 3,300 employees and operates more than 200 financial centers in Pennsylvania, Maryland, Delaware, New Jersey and Virginia through Fulton Bank, N.A. Additional information on Fulton Financial Corporation can be found at www.fult.com.

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